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                                                                    EXHIBIT 5.1

                                         Business Objects S.A.
                                         European Headquarters
                                         157-159 rue Anatole France
                                         92309 Levallois-Perret
                                         France



                                         August 29, 2001





     Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 22,500 ordinary shares nominal value 0.10 euro per ordinary share (the "Shares"), of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

     i. a certified copy of the fourth resolution of the extraordinary general meeting of the shareholders of the Company held on February 6, 2001,
          (a) deciding inter alia to issue 15,000 warrants, each warrant entitling to the subscription of 1 share of [ ]0.10 nominal value at a price [ ]86,95 per share corresponding to the closing price of the Company's ordinary shares on the Premier Marche of Euronext Paris S.A. on February 5, 2001, and the reservation of the granting of said warrants without payment to the benefit of Mr. John Olsen, (b) authorizing the increase in share capital by an amount of [ ]1,500 to be fully paid up upon subscription, either in cash or by compensation, corresponding to the issuance of 15,000 new shares [ ]0.10 nominal value each, to which the exercise price of the warrants entitles, and, accordingly, canceling the preferential subscription right to the Shares to be issued upon exercise of the warrants and (c) approving the special advantages granted to the holder consisting in (i) the granting of such warrants without payment as consideration and (ii) the implementing of a fixed exercise price per share;

     ii. a certified copy of the sixth resolution of the extraordinary general meeting of the shareholders of the Company held on February 6, 2001, relating to inter alia the authorization granted to the board of directors to increase the share capital by way of incorporation of reserves, profits or premiums in the limit of [ ]3,200,000 nominal value;
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     iii. a copy of the decision of the board of directors held on February 9,
          2001 relating inter alia to the increase of the share capital by way of incorporation of reserves resulting in a free allocation of one new share for two existing shares and the delegation of powers to the Chairman of the board of directors in order to carry out the increase of the share capital and all formalities that are necessary;

     iv. a copy of the decision of the Chairman of the board of directors held on March 7, 2001 relating inter alia to the implementation of the increase of the share capital by way of incorporation of reserves resulting in a free allocation of one new share for two existing shares;

     v. a special statutory auditor's report ("rapport des Commissaires aux avantages particuliers") dated as of January 26, 2001;

     vi. an "attestation d'inscription en compte" for the warrants held by Mr. John Olsen established by BNP Paribas dated as of June 28, 2001; and

     vii. a copy of the by-laws (statuts) of the Company dated as of June 12, 2001 (the "Statuts"),

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect as the dated hereof, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

     Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued pursuant to the exercise of the warrants, to the extent that they are:

     - issued in compliance with the provisions of the fourth resolution of the extraordinary general meeting of the shareholders of the Company held on February 6, 2001, the Statuts and the then applicable law, and

     - are fully paid up in accordance with the provisions of the fourth resolution of the extraordinary general meeting of the shareholders of the Company held on February 6, 2001, the Statuts and the then applicable law, will be validly issued and fully paid up.

     We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

                                               Very truly yours,

                                               /s/ Shearman & Sterling

HL/SLT/sdlc

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